UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Chellgren, Paul W.

   50 E. RiverCenter Boulevard
   Covington, KY  41012
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |10,817 (1)         |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |72,047 (2)         |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |60,000 (3)         |D     |                           |
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Common Stock               |      |    | |                  |   |           |7,089 (4)          |D     |                           |
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Common Stock               |8-15-0|F (5| |2,885             |D  |$41.380    |                   |      |                           |
                           |1     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |8-15-0|M   | |5,000             |A  |$23.875    |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8-15-0|F (6| |740               |D  |$41.380    |                   |      |                           |
                           |1     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |8-24-0|F (5| |2,829             |D  |$42.200    |                   |      |                           |
                           |1     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |8-24-0|M   | |5,000             |A  |$23.875    |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8-24-0|F (6| |759               |D  |$42.200    |27,599             |D     |                           |
                           |1     |)   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (7)            |23.875  |8-15-|M   | |5,000      |D  |9-21-|10-21|Common Stock|15,000 |       |10,000      |D  |            |
                      |        |01   |    | |           |   |93   |-02  |            |       |       |            |   |            |
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                      |23.875  |8-24-|M   | |5,000      |D  |9-21-|10-21|Common Stock|7,500  |       |2,500       |D  |            |
                      |        |01   |    | |           |   |94   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |95   |-02  |            |       |       |            |   |            |
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Option (7)            |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |93   |02   |            |       |       |            |   |            |
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                      |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |02   |            |       |       |            |   |            |
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                      |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |95   |02   |            |       |       |            |   |            |
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Option (7)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
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Option (8)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (8)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (8)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|25,000 |       |25,000      |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (9)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (9)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I (|By Daughter |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |10)|            |
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Option (9)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I (|By Son      |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |11)|            |
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Option (9)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (9)            |50.4375 |     |    | |           |   |11-5-|12-5-|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |99   |08   |            |       |       |            |   |            |
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                      |50.4375 |     |    | |           |   |11-5-|12-5-|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |08   |            |       |       |            |   |            |
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                      |50.4375 |     |    | |           |   |11-5-|12-5-|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |01   |08   |            |       |       |            |   |            |
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Option (9)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
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Common Stock Units (12|1-for-1 |     |J   | |193        |A  |     |     |Common Stock|193    |       |755         |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 8-31-01.
2. Based on Employee Savings Plan information as of 9-4-01, the latest date for which such information is reasonably available, and includes transactions occurring after 6-1-01.
3. Shares of restricted common stock granted pursuant to Ashland's 1997 Stock Incentive Plan and exempt under Rule 16b-3. The restricted common stock has been enrolled in Ashland's
Dividend Reinvestment
Plan.
4.  Shares held in Ashland's Dividend Reinvestment Plan as of
6-15-01.
5.  Shares surrendered in payment of option exercise
price.
6.  Withholding of shares to satisfy tax withholding
obligation.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
9. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
10. I hereby disclaim beneficial ownership of all securities owned by my daughter, Jane Chellgren.
11. I hereby disclaim beneficial ownership of all securities owned by my son, Matthew Chellgren.
12. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 8-31-01 and includes transactions after 5-31-01, and exempt under Rule 16b-3(d). The price of the Common Stock Units on the applicable valuation dates ranged from $38.700 -
$41.600.    (One (1) Common Stock Unit in the 1995 Deferred Compensation Plan
is the equivalent of one (1) share
of Ashland Common
Stock)
SIGNATURE OF REPORTING PERSON
Paul W. Chellgren
DATE
September 10, 2001